Exhibit 5.1

David G. Peinsipp

T: +1 415 693 2177

dpeinsipp@cooley.com

August 3, 2016

Rigel Pharmaceuticals, Inc.

1180 Veterans Boulevard

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Rigel Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to two million one hundred fifty thousand (2,150,000) shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Company’s 2011 Equity Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, each as currently in effect, the Plan and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800  T: (415) 693-2000  F: (415) 693-2222  WWW.COOLEY.COM

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ David Peinsipp
David Peinsipp